EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 24, 2019—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2019.

Effective October 1, 2019, the Company completed its acquisition by merger of Charter Bank (“Charter”), in a transaction valued at approximately $19.7 million. The Company issued 666,099 shares of common stock and paid approximately $6.1 million in cash to Charter shareholders, excluding cash paid for fractional shares. At closing, Charter merged with and into the Company, with the Company the surviving corporation in the merger, immediately thereafter, Charter merged with and into the Bank, with the Bank the surviving corporation in the merger. Founded in 2008, Charter has multiple locations throughout the Mississippi Gulf Coast. As of September 30, 2019, Charter had approximately $141.1 million in total assets, approximately $104.2 million in gross loans and $127.6 million in total deposits.

Net income for the three months ended September 30, 2019 was $1.333 million, or $0.27 per share-basic and diluted, a decrease of $163 thousand from a net income of $1.497 million, or $0.31 per share-basic and diluted for the same quarter in 2018. The majority of the decrease relates to an increase in the interest paid on interest bearing liabilities partially offset by an increase in interest income and non-interest income.

Net interest income for the third quarter of 2019, after the provision for loan losses, was $5.906 million, approximately 8.1% lower than the same period in 2018. The provision for loan losses for the three months ended September 30, 2019 was $12 thousand compared to a provision for loan losses of $289 thousand for the same period in 2018. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and minimal historical loan losses in recent years. The net interest margin was 2.59% for the third quarter of 2019 compared to 2.95% for the same period in 2018. This decrease was due to an increase in interest rates paid on interest bearing liabilities partially offset by an increase in yields on interest bearing assets.

Non-interest income increased in the third quarter of 2019 by $286 thousand, or 12.9%, while non-interest expenses decreased $27 thousand, or 0.4%, compared to the same period in 2018. The increase in non-interest income was mainly the result of gains from security sales due to strategic investment decisions partially offset by a decrease in mortgage loan origination income from long-term mortgages originated for sale in the secondary market. Non-interest expense decreased due to a reduction in salaries and employee benefits, occupancy expense and other non-interest expenses. The decrease in other non-interest expense was due mainly to cost containment throughout the Company partially offset by an increase in one-time legal and consulting fees related to the acquisition of Charter.

Net income for the nine months ended September 30, 2019 decreased 20.7% to $3.931 million, or $0.80 per share-basic and diluted, from $4.957 million, or $1.01 per share-basic and diluted, for the nine months ended September 30, 2018.

Net interest income for the nine months ended September 30, 2019, after the provision for loan losses, decreased 12.2% to $17.862 million from $20.335 million for the same period in 2018. Net interest margin for the nine months ended September 30, 2019, decreased to 2.62% in 2019 from 3.10% in the same period in 2018. The provision for loan losses for the nine months ended September 30, 2019 was $472 thousand compared to $148 thousand in 2018.

Non-interest income increased by $227 thousand, or 3.5%, and non-interest expense decreased by $1.059 million, or 5.1%, for the nine months ended September 30, 2019 when compared to the same period in 2018. The increase in other non-interest income was discussed previously. The decrease in other non-interest expense was mainly due to a refund of excess prepaid postage and continued cost containment focus throughout the Company.

Total assets as of September 30, 2019 increased to $1.050 billion, up $90.973 million, or 9.5%, when compared to $958.630 million at December 31, 2018. Deposits increased by $38.092 million, or 5.0%, and loans, net of unearned income, increased by $44.221 million, or 10.3%, when compared to December 31, 2018. The increase in loans, net of unearned income, was due to new loan demand in excess of loan paydowns. Non-performing assets increased by $2.610 million to $15.962 million at September 30, 2019 as compared to $13.352 million at December 31, 2018, due to an increase in non-accrual loans and loans 90 days or more past due and still accruing partially offset by a decrease in other real estate owned.

During the nine months ended September 30, 2019, the Company paid dividends totaling $0.72 per share.

Citizens and its wholly-owned subsidiary, Citizens Bank, are both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Nine Months Ending
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
INTEREST INCOME
Loans, including fees	$5,940	$5,830	$5,166	$17,220	$14,867
Investment securities	2,291	2,738	2,697	7,728	8,254
Other interest	213	82	24	530	145

	8,444	8,650	7,887	25,478	23,266

INTEREST EXPENSE
Deposits	1,923	1,916	710	5,568	1,727
Other borrowed funds	603	528	458	1,576	1,063

	2,526	2,444	1,168	7,144	2,790

NET INTEREST INCOME	5,918	6,206	6,719	18,334	20,476
PROVISION FOR LOAN LOSSES	12	265	289	472	141

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,906	5,941	6,430	17,862	20,335

NON-INTEREST INCOME
Service charges on deposit accounts	1,126	1,046	1,171	3,269	3,382
Other service charges and fees	864	769	762	2,317	2,147
Other non-interest income	517	257	288	1,040	870

	2,507	2,072	2,221	6,626	6,399

NON-INTEREST EXPENSE
Salaries and employee benefits	3,509	3,469	3,668	10,525	11,011
Occupancy expense	1,288	1,409	1,486	4,120	4,373
Other non-interest expense	2,071	1,444	1,740	5,185	5,505

	6,868	6,322	6,894	19,830	20,889

NET INCOME BEFORE TAXES	1,545	1,691	1,757	4,658	5,845

INCOME TAX EXPENSE	212	320	260	727	888

NET INCOME	$1,333	$1,371	$1,497	$3,931	$4,957

Earnings per share—basic	$0.27	$0.28	$0.31	$0.80	$1.01

Earnings per share—diluted	$0.27	$0.28	$0.31	$0.80	$1.01

Dividends Paid	$0.24	$0.24	$0.24	$0.72	$0.72

Average shares outstanding—basic	4,900,030	4,897,970	4,899,520	4,896,871	4,888,372

Average shares outstanding—diluted	4,901,495	4,900,891	4,904,613	4,899,192	4,897,958

	For the Period Ended,
	September 30, 2019	June 30, 2019	December 31, 2018
Period End Balance Sheet Data:
Total assets	$1,049,603	$1,034,031	$958,630
Total earning assets	971,289	953,317	885,416
Loans, net of unearned income	473,498	465,736	429,277
Allowance for loan losses	3,806	3,821	3,372
Total deposits	794,314	794,859	756,222
Short-term borrowings	—	12,000	—
Long-term borrowings	8	10	15
Shareholders’ equity	98,999	96,136	83,866
Book value per share	$20.15	$19.57	$17.09

Period End Average Balance Sheet Data:
Total assets	$1,026,700	$1,019,184	$971,893
Total earning assets	951,520	943,158	894,099
Loans, net of unearned income	453,503	445,985	418,136
Total deposits	807,230	809,954	760,992
Short-term borrowings	1,983	1,662	20,986
Long-term borrowings	11	12	512
Shareholders’ equity	90,885	87,995	83,907

Period End Non-performing Assets:
Non-accrual loans	$12,359	$11,157	$9,839
Loans 90+ days past due and accruing	220	44	73
Other real estate owned	3,383	3,383	3,440

	September 30, 2019	As of June 30, 2019	December 31, 2018
Year to Date Net charge-offs as a percentage of average net loans	0.01%	0.00%	0.00%

Year to Date Performance Ratios:
Return on average assets(1)	0.51%	0.51%	0.69%
Return on average equity(1)	5.77%	5.90%	7.95%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.62%	2.69%	3.05%

(1) Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com